                                   FORD LOGO

Ford Motor Company                                             The American Road
                                                   Dearborn, Michigan 48121-1899

                                                                   April 7, 1997

TO OUR STOCKHOLDERS:

The 1997 annual meeting will be held on May 8, 1997 at 10:00 a.m., eastern daylight savings time, at Cleary International Centre, 201 Riverside Drive West, Windsor, Ontario, Canada.

We're holding this year's annual meeting in Windsor in recognition of our substantial and long-standing presence in both Windsor and Canada. We first began business in Canada in 1904. Today in Windsor we produce the Triton family of engines and other products. The engines power the vehicle that has been the most popular vehicle in North America for the last 15 years - Ford's F-Series pickup truck - as well as Ford's new full-size sport utility vehicles - Expedition and Navigator.

Please read these materials so that you'll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting. If you would like to attend, please see the instructions on p. 43.

                                           /s/ ALEX TROTMAN
                                               ALEX TROTMAN
                                               Chairman of the Board

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, DATE, AND PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders....................      i
Defined Terms...............................................     ii
Proxy Statement.............................................      1
Election of Directors.......................................      2
Committees of the Board of Directors........................      9
Management Stock Ownership..................................     12
Section 16(a) Beneficial Ownership Reporting Compliance.....     14
Compensation of Directors...................................     14
Certain Relationships and Related Transactions..............     15
Compensation and Option Committee Report on Executive
  Compensation
  (How Ford Determines Executive Compensation)..............     16
Compensation of Executive Officers..........................     23
Stock Options...............................................     25
Contingent Stock Rights and Restricted Stock Units..........     27
Stock Performance Graphs....................................     30
Retirement Plans............................................     32
Proposals Requiring Your Vote...............................     33
Stockholder Proposals for 1998..............................     42
Annual Report and Other Matters.............................     42
Expenses of Solicitation....................................     42
How to Attend the Annual Meeting............................     43
Directions to the Annual Meeting Site.......................     43

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Ford Motor Company will be held at Cleary International Centre, 201 Riverside Drive West, Windsor, Ontario, Canada, on Thursday, May 8, 1997, at 10:00 a.m., eastern daylight savings time. The purpose of the meeting is to elect directors and to vote on the following proposals (in the case of the stockholder proposals, if presented at the meeting):

PROPOSAL 1. The approval of Coopers & Lybrand L.L.P. as Ford's independent public accountants for 1997.

PROPOSAL 2. A stockholder proposal relating to term limits for outside directors.

PROPOSAL 3. A stockholder proposal relating to the discontinuance of stock options, rights, and stock appreciation rights for management and the Board of Directors.

PROPOSAL 4. A stockholder proposal relating to salary increases and stock option grants for executive officers and directors in the event the dividend is cut.

PROPOSAL 5. A stockholder proposal relating to a review of executive compensation.

PROPOSAL 6. A stockholder proposal relating to independent directors.

The record date for the annual meeting is March 10, 1997. Only stockholders of record at the close of business on that date can vote at the meeting.

                                     /s/ JOHN M. RINTAMAKI
                                         JOHN M. RINTAMAKI
                                         Secretary

April 7, 1997

                                 DEFINED TERMS

"CLASS B STOCK" means Ford's Class B Stock.

"FORD" or "WE" or "COMPANY" means Ford Motor Company.

"CONTINGENT STOCK RIGHT" means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock based on performance against specified goals created by the Compensation Committee.

"DIVIDEND EQUIVALENT" means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

"FINAL AWARD" means shares of common stock awarded by the Compensation Committee under a Contingent Stock Right.

"LONG-TERM INCENTIVE PLAN" means Ford's 1986 or 1990 Long-Term Incentive Plan.

"NAMED EXECUTIVES" means the executives named in the Summary Compensation Table on p. 23.

"RESTRICTED STOCK UNIT" or "UNIT" means the right to receive cash equal to the then-current value of one share of common stock if specified goals set by the Compensation Committee are met.

"SERIES A PREFERRED STOCK" means Ford's Series A Cumulative Convertible Preferred Stock.

"SERIES B PREFERRED STOCK" means Ford's Series B Cumulative Preferred Stock.

                                PROXY STATEMENT

FORD MOTOR COMPANY                                                 April 7, 1997
THE AMERICAN ROAD
DEARBORN, MICHIGAN 48121-1899

The Board of Directors is soliciting proxies to be used at the 1997 annual meeting. This proxy statement and the form of proxy will be mailed to stockholders beginning April 7, 1997.

Definitions of capitalized terms in this Proxy Statement are on the facing page.

WHO CAN VOTE

Record holders of common stock and record holders of Class B Stock at the close of business on March 10, 1997 may vote at the meeting. Holders of Series A Preferred Stock or of Series B Preferred Stock cannot vote at this meeting.

On March 10, 1997, 1,119,199,541 shares of common stock and 70,852,076 shares of Class B Stock were outstanding. Each stockholder has one vote for each share of common stock and 10.531 votes for each share of Class B Stock.

Holders of common stock have 60% of the general voting power; holders of Class B Stock have the remaining 40% of the general voting power. Holders of common stock and holders of Class B Stock will vote together, without regard to class, on the matters to be voted upon at the meeting.

HOW YOU CAN VOTE

If you return your signed proxy to us before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some, or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from each of six proposals. Proposal 1 will be presented at the meeting by management, and the rest may be presented by stockholders. The proposals are described in this proxy statement at pp. 34-42.

IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; "FOR" PROPOSAL 1; AND "AGAINST" PROPOSALS 2 THROUGH 6.

REVOCATION OF PROXIES

You can revoke your proxy at any time before it is exercised in any of three ways:

          (1) by submitting written notice of revocation to the Secretary;

          (2) by submitting another proxy that is properly signed and later dated; or

          (3) by voting in person at the meeting.

REQUIRED VOTES

A majority of the votes that could be cast in the election or on a proposal by stockholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 1.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker nonvotes") are not considered "shares present" and will not affect the outcome of the vote.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

                             ELECTION OF DIRECTORS

Twelve directors will be elected at this year's annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify on the enclosed proxy form. If you sign, date, and return the proxy form but don't specify how you want your shares voted, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met nine times during 1996. The following information about the nominees was provided by the nominees.

NOMINEES
--------------------------------------------------------------------------------

MICHAEL D. DINGMAN                                                                 PHOTO
Age:                          65
Director Since:               1981
Principal Occupation:         President and CEO, Shipston Group Ltd., Nassau,
                              Bahamas
Recent Business Experience:   Mr. Dingman is the President and CEO of Shipston
                              Group Ltd., a diversified international holding
                              company. He is also Chairman of the Board of Fisher
                              Scientific International, a leader in serving
                              science and providing products and services to
                              research, health care, industry, education, and
                              governments worldwide.
Other Directorships:          Teekay Shipping Corporation
-----------------------------------------------------------------------------------------------------------
EDSEL B. FORD II                                                                   PHOTO
Age:                          48
Director Since:               1988
Principal Occupation:         Vice President, Ford Motor Company and President
                              and Chief Operating Officer, Ford Motor Credit
                              Company
Recent Business Experience:   Mr. Ford has been President and Chief Operating
                              Officer of Ford Motor Credit Company since May 1991
                              and a Vice President of the Company since 1993.
                              Prior to 1991, he held numerous senior executive
                              positions at Ford and Lincoln-Mercury, both
                              domestic and abroad.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
WILLIAM CLAY FORD                                                                  PHOTO
Age:                          72
Director Since:               1948
Principal Occupation:         Retired Chairman of the Finance Committee, Ford
                              Motor Company
Recent Business               Mr. Ford served as Chairman of the Finance
  Experience:                 Committee of Ford's Board of Directors from
                              November 1987 to January 1995. He was elected a
                              Vice Chairman of Ford in 1980, retiring from that
                              position in 1989. He also owns and is President of
                              The Detroit Lions, Inc.
-----------------------------------------------------------------------------------------------------------
WILLIAM CLAY FORD, JR.                                                             PHOTO
Age:                          39
Director Since:               1988
Principal Occupation:         Chairman of the Finance Committee, Ford Motor
                              Company
Recent Business               Mr. Ford has held a number of management positions
  Experience:                 within Ford, including Vice President -- Commercial
                              Truck Vehicle Center, until January 1, 1995, when
                              he resigned as an employee of the Company. He has
                              been Chairman of the Finance Committee of the Board
                              of Directors of the Company since January 1, 1995.
                              Mr. Ford also is Vice Chairman of The Detroit
                              Lions, Inc.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
ROBERTO C. GOIZUETA                                                                PHOTO
Age:                          65
Director Since:               1983
Principal Occupation:         Chairman and CEO, The Coca-Cola Company, Atlanta,
                              Georgia
Recent Business               Mr. Goizueta has been Chairman and CEO of The
  Experience:                 Coca-Cola Company since 1981.
Other Directorships:          Eastman Kodak Company; SONAT Inc.; SunTrust Banks,
                              Inc.
-----------------------------------------------------------------------------------------------------------
IRVINE O. HOCKADAY, JR.                                                            PHOTO
Age:                          60
Director Since:               1987
Principal Occupation:         President and CEO, Hallmark Cards, Inc., Kansas
                              City, Missouri
Recent Business Experience:   Mr. Hockaday has been President and CEO of Hallmark
                              Cards, Inc. since January 1, 1986, and a director
                              since 1978.
Other Directorships:          Dow Jones, Inc.; UtiliCorp United, Inc.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
MARIE-JOSEE KRAVIS                                                                 PHOTO
Age:                          47
Director Since:               1995
Principal Occupation:         Senior Fellow, Hudson Institute Inc., Indianapolis,
                              Indiana
Recent Business               Mrs. Kravis was appointed a senior fellow of the
  Experience:                 Hudson Institute Inc. in 1994. Prior to that time,
                              and since 1978, she served as Executive Director of
                              the Hudson Institute of Canada.
Other Directorships:          Canadian Imperial Bank of Commerce; Hasbro Inc.;
                              Hollinger International Inc.; The Seagram Co. Ltd.;
                              Unimedia Inc.
-----------------------------------------------------------------------------------------------------------
ELLEN R. MARRAM                                                                    PHOTO
Age:                          50
Director Since:               1988
Principal Occupation:         President, The Seagram Beverage Group, New York,
                              New York
Recent Business Experience:   Ms. Marram has been President of The Seagram
                              Beverage Group and Executive Vice President of The
                              Seagram Company Ltd. and Joseph E. Seagram & Sons
                              Inc. since May 1993. She served as Senior Vice
                              President of the Nabisco Foods Group and President
                              of Nabisco Biscuit Company from June 1988 until
                              April 1993.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
HOMER A. NEAL                                                                      PHOTO
Age:                          54
Director Since:               1997
Principal Occupation:         Vice President of Research and Professor of
                              Physics, The University of Michigan, Ann Arbor,
                              Michigan
Recent Business Experience:   Dr. Neal is Vice President for Research and a
                              Professor of Physics at the University of Michigan.
                              He also served as Interim President of the
                              University of Michigan from July 1, 1996 to
                              February 1, 1997. From 1987 to 1993, Dr. Neal was
                              Chair of the University of Michigan's Physics
                              Department.
Other Directorships:          Ogden Corporation; Center for Strategic and
                              International Studies; Smithsonian Institute
-----------------------------------------------------------------------------------------------------------
CARL E. REICHARDT                                                                  PHOTO
Age:                          65
Director Since:               1986
Principal Occupation:         Retired Chairman and CEO, Wells Fargo & Company,
                              San Francisco, California
Recent Business               Mr. Reichardt served as Chairman and CEO of Wells
  Experience:                 Fargo & Company from 1983 until his retirement on
                              December 31, 1994.
Other Directorships:          Wells Fargo & Company; Wells Fargo Bank, N.A.;
                              Columbia/HCA Healthcare Corporation; ConAgra, Inc.;
                              McKesson Corporation; Newhall Management
                              Corporation; Pacific Gas and Electric Company;
                              SunAmerica Inc.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
JOHN L. THORNTON                                                                   PHOTO
Age:                          43
Director Since:               1996
Principal Occupation:         Managing Director, Goldman Sachs International,
                              London, England
Recent Business Experience:   Mr. Thornton is a member of the executive committee
                              of Goldman, Sachs & Co. and Chairman of Goldman
                              Sachs Asia. He was previously co-chief executive of
                              Goldman Sachs in Europe, the Middle East and
                              Africa. Mr. Thornton joined Goldman Sachs in 1980
                              and was named a partner in 1988.
Other Directorships:          British Sky Broadcasting Group PLC; Laura Ashley
                              PLC; Pacific Century Group
-----------------------------------------------------------------------------------------------------------
ALEX TROTMAN                                                                       PHOTO
Age:                          63
Director Since:               1993
Principal Occupation:         Chairman, President, and CEO, Ford Motor Company
Recent Business Experience:   Mr. Trotman has been Chairman of the Board of
                              Directors, President and CEO of the Company since
                              November 1, 1993. Prior to that time, Mr. Trotman
                              held a number of senior management positions within
                              Ford, including President, Ford Automotive Group;
                              Executive Vice President -- North American
                              Automotive Operations; President and Chairman of
                              Ford of Europe; and President of Ford-Asia Pacific.
Other Directorships:          International Business Machines, Inc.; New York
                              Stock Exchange, Inc.
-----------------------------------------------------------------------------------------------------------

                      COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE

Number of Members:             5

Members:                       Irvine O. Hockaday, Jr. (Chairman)
                               Ellen R. Marram
                               Homer A. Neal
                               John L. Thornton
                               Clifton R. Wharton, Jr.

Number of Meetings in 1996:    3

Functions:                     Selects independent public accountants to audit
                               Ford's books and records, subject to stockholder approval.

                               Consults with these accountants and reviews and approves the scope of their audit.

                               Reviews internal controls, accounting practices, financial structure, and financial reporting.

                               Reports to the Board of Directors about these matters.

COMPENSATION AND OPTION COMMITTEE

Number of Members:             3

Members:                       Michael D. Dingman (Chairman)
                               Roberto C. Goizueta
                               Drew Lewis

Number of Meetings in 1996:    8

Functions:                     Establishes the salaries and determines any bonus
                               awards for Ford's executive officers.

                               Considers and makes recommendations on Ford's executive compensation plans.

                               Makes recommendations on grants of stock options and makes grants of Contingent Stock Rights and Restricted Stock Units.

ORGANIZATION REVIEW AND NOMINATING COMMITTEE

Number of Members:             13

Members:                       Michael D. Dingman
                               William Clay Ford
                               William Clay Ford, Jr.
                               Roberto C. Goizueta
                               Irvine O. Hockaday, Jr.
                               Marie-Josee Kravis
                               Drew Lewis
                               Ellen R. Marram
                               Homer A. Neal
                               Carl E. Reichardt
                               John L. Thornton
                               Alex Trotman (Chairman)
                               Clifton R. Wharton, Jr.

Number of Meetings in 1996:    8

Functions:                     Makes recommendations on:

                               - Ford's management organization;
                               - the nominations or elections of directors and
                                 officers;
                               - the size and composition of the Board; and
                               - the appointments of other Company employees
                                 referred to the Committee.

                               Considers stockholder suggestions for nominees for director (other than self-nominations). Suggestions should be submitted to the Secretary of the Company, The American Road, Dearborn, Michigan 48121. Suggestions received by the Secretary's office before December 31 will be considered by the Committee at a regular meeting in the following year, before the proxy materials are mailed to stockholders.

FINANCE COMMITTEE

Number of Members:             7

Members:                       Michael D. Dingman
                               Edsel B. Ford II
                               William Clay Ford
                               William Clay Ford, Jr. (Chairman)
                               Marie-Josee Kravis
                               Carl E. Reichardt
                               Alex Trotman

Number of Meetings in 1996:    8

Functions:                     Between meetings of the Board of Directors,
                               exercises all Board powers concerning Ford's financial policies and financial management
                               (except matters within the powers of the Audit
                               Committee or the Compensation and Option
                               Committee).

                           MANAGEMENT STOCK OWNERSHIP

The table below shows how much stock of Ford and of its majority-owned subsidiary, Associates First Capital Corporation ("The Associates"), each director, nominee, and Named Executive beneficially owned as of March 7, 1997. No director, nominee, or Named Executive beneficially owned any Ford preferred stock except Clifton R. Wharton, Jr., who owned 1,000 depositary shares (less than 0.1%) of Series A Preferred Stock. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.2% of Ford's total outstanding common stock or of The Associates' total outstanding Class A Common Stock. Present directors and executive officers as a group, including the Named Executives, beneficially owned 0.4% of Ford common stock and 0.3% of The Associates' Class A Common Stock. In addition, these persons held options exercisable within 60 days after March 7, 1997 to buy 4,515,124 shares of Ford common stock under stock option plans.(2)

--------------------------------------------------------------------------------------------------------------
                                                        Ford                  Percent of    The Associates
                                           Ford        Common       Ford      Outstanding      Class A
                                          Common       Stock      Class B     Ford Class        Common
                 Name                   Stock(1)(2)   Units(3)    Stock(4)      B Stock         Stock
--------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                            131,871         0             0            0             3,476
--------------------------------------------------------------------------------------------------------------
 Michael D. Dingman*                         13,000    49,645             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Edsel B. Ford II*                          173,074         0     5,433,696          7.7            36,000
--------------------------------------------------------------------------------------------------------------
 William Clay Ford*                       1,718,351       316    16,615,252         23.5            77,800
--------------------------------------------------------------------------------------------------------------
 William Clay Ford, Jr.*                     95,974       316     3,167,351          4.5            40,000
--------------------------------------------------------------------------------------------------------------
 Roberto C. Goizueta*                         8,500       316             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker                      147,448         0             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Irvine O. Hockaday, Jr.*                     8,000     3,583             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Marie-Josee Kravis*                          4,600     2,231             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Drew Lewis(5)*                              21,200       316             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Ellen R. Marram*                             6,000     6,513             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                           29,347         0             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Homer A. Neal*                                 500         0             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Carl E. Reichardt*                          20,000       316             0            0                 0
--------------------------------------------------------------------------------------------------------------
 John L. Thornton(6)*                        12,000     1,190             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Alex Trotman*                              472,987         0             0            0            20,000
--------------------------------------------------------------------------------------------------------------
 Clifton R. Wharton, Jr.(5)*                  2,000       316             0            0                 0
--------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                            253,446         0             0            0            15,000
--------------------------------------------------------------------------------------------------------------
 All Directors and Executive Officers
   as a group (55 persons)                4,315,072    65,058    25,216,299         35.7           272,244
--------------------------------------------------------------------------------------------------------------

* Indicates Directors

NOTES

(1)Includes restricted shares of common stock issued under the Restricted Stock Plan for Nonemployee Directors, as follows: 1,600 shares each for William Clay Ford, Jr. and Marie-Josee Kravis; 1,200 shares each for the other eligible nonemployee directors, except John L. Thornton, for whom the number includes 2,000 restricted common stock equivalents under that plan. For nominees who are Ford employees, this includes shares of common stock contingently credited that may be delivered after termination of employment under the bonus plan.

(2)Michael D. Dingman has reported and disclaimed beneficial ownership of 1,264 shares of common stock owned by members of his immediate family.

Present directors and executive officers as a group have reported and disclaimed beneficial ownership of a total of 1,990 shares of common stock.

Also, on March 7, 1997 (or within 60 days after that date), nominees who are also Ford employees and the Named Executives have rights to acquire shares of common stock through the exercise of stock options under Ford's stock option plans as follows:

       Person                                                   Number of Shares
       ------                                                   ----------------
W. Wayne Booker.............................................        170,250
Edsel B. Ford II............................................        107,200
Edward E. Hagenlocker.......................................        191,750
Jacques A. Nasser...........................................        150,250
Alex Trotman................................................        469,500
Kenneth Whipple.............................................        331,000

(3)These are common stock units credited under a deferred compensation plan for nonemployee directors.

(4)As of March 7, 1997, the following persons owned more than 5% of the outstanding Class B Stock: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 14,400,014 shares (20.3%); and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 7,833,044 shares (11.1%).

Of the outstanding Class B Stock, 45,608,903 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust, which terminates in 1998, requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel
B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay
Ford.

(5)Drew Lewis and Clifton R. Wharton, Jr. currently are directors but are not standing for reelection.

(6)Shares reported as beneficially owned by John L. Thornton do not include shares held by Goldman, Sachs & Co. in the ordinary course of business.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and officers were complied with for 1996 and prior years.

                           COMPENSATION OF DIRECTORS

GOAL. Ford wants the directors' compensation to be tied to your interests as stockholders. Accordingly, 25% ($10,000) of each director's annual fee is deferred in the form of common stock units. This deferral, together with the restricted stock given to directors and director stock ownership goals, is part of Ford's commitment to link director and stockholder interests. These compensation programs are described below.

FEES. Directors' fees, paid only to directors who are not Ford employees, are as follows:

Annual Board membership fee                                     $40,000
Annual Committee membership fee                                 $10,000
Attendance fee for each Board meeting                           $ 1,000

DEFERRED COMPENSATION PLAN. Under this plan, 25% of a director's annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors' accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semiannually to the directors' accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director's option, either in a lump sum or in annual installments over a period of up to ten years.

RESTRICTED STOCK PLAN. Nonemployee directors also receive restricted shares of common stock. Each nonemployee director who has served for at least six months receives 2,000 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. Each nonemployee director receives an additional 2,000 shares on the same terms when the restrictions on all of the prior 2,000 shares end.

STOCK OWNERSHIP GOALS. To further link director and stockholder interests, Ford established stock ownership goals for nonemployee directors in 1995. Each nonemployee director has a goal to own common stock equal in value to five times the sum of the director's annual Board and Committee fees within five years.

LIFE INSURANCE. Ford provides nonemployee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least age 55 and has served for at least five years. A director who retires from the Board after age 70, or, with Board approval, after age 55, and who has served for at least five years may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director's expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

MATCHING GIFT PROGRAM. Nonemployee directors may give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributes two dollars.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties (including service as a director). For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days' notice.

Mrs. Lynn Ford Alandt's husband owns a Ford-franchised dealership. In 1996, the dealership paid Ford about $43.3 million for products and services in the ordinary course of business. In turn, Ford paid the dealership about $5 million for services in the ordinary course of business. Also in 1996, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $36.5 million of financing to the dealership and paid about $280,000 to it in the ordinary course of business. The dealership paid Ford Credit about $44.5 million in the ordinary course of business.

John L. Thornton, a Managing Director of Goldman, Sachs & Co., became a Ford director on March 14, 1996. Goldman, Sachs has provided Ford with investment banking services for many years. Ford expects Goldman, Sachs to continue providing similar services in the future.

       COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
                  (HOW FORD DETERMINES EXECUTIVE COMPENSATION)

PURPOSES

Ford's executive compensation program aims to:

        - Link managers' goals with your interests as stockholders.

        - Support business plans and long-term Company goals.

        - Tie executive compensation to Company performance.

        - Attract and retain talented management.

TYPES OF COMPENSATION

There are two main types of compensation:

     (1) Annual compensation. This includes salary and bonus. Ford awards bonuses only when a year's profits meet a certain level required under the bonus plan.

     (2) Long-term compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Company performance and future stock value.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

The Compensation Committee wants the compensation of Ford executives to be competitive in the worldwide auto industry and with major U.S. companies. Each year, the Committee reviews a report from an outside consultant on Ford's compensation program for executives. The report discusses all aspects of compensation as well as how Ford's program compares with those of other large companies. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee decides the compensation of executives.

The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and Chrysler were included in the survey. Eighteen leading companies in other industries also were included because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity.

The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford's compensation program is to approximate the survey group's average compensation, adjusted for company size and performance. In 1996, Ford's executive salaries and long-term incentive awards generally were a little above this average. Data on bonuses for the surveyed companies are not yet available, but the Committee expects Ford's 1996 bonuses to be at about the average of the survey group.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. In 1995, you approved changes to the bonus plan and the Long-Term Incentive Plan so that certain compensation paid to these individuals would be deductible under federal tax law. These changes limit the amount of bonuses and stock options that may be granted to any person in any year under each plan.

Further, in 1994 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary to up to five times salary for the CEO, within five years. The CEO applied similar goals to about 25 other key managers. The CEO and most other key managers have achieved their stock ownership goals.

ANNUAL COMPENSATION

GENERAL

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. The Committee also looks at the specific job duties, the person's achievements, and other criteria.

BONUSES

The total amount of all bonus awards for a given year cannot exceed the amount set aside under Ford's bonus plan. In general, the amount set aside cannot exceed 6% of pretax income for the year after subtracting 10% of "capital employed in the business."

Because Ford's business depends heavily on the economy, there can be large differences in the bonus amounts from year to year. Awards can be above average for years when Ford has high profits. But there also are years -- such as 1990-1992 -- when no bonuses are paid because no amount can be set aside under the plan.

Each year, the Committee determines the total amount of all bonuses for that year. It also determines the bonus for each officer. No target awards are set under the bonus plan. The Committee normally sets aside the maximum amount allowed under the bonus plan, and then decides what bonuses are appropriate. It does not award bonuses for years when no amount is set aside under the plan.

The total amount set aside for bonuses in a given year depends on Ford's performance and competitive data. For 1996, the Committee set aside $169 million. Individual awards depend on each person's level of responsibility. For persons other than the Named Executives, the Committee increases or decreases awards from a formula amount, based on rank and salary, to reward a person's or group's performance. The highest award for any Named Executive is limited by a formula that you approved. This limit is 2% of the highest amount that can be set aside for the year. This limit is not a target award and all 1996 bonuses to Named Executives were below the limit.

In order to more fully tie compensation to Ford's long-term performance, the Committee delayed payment of 50% of the 1996 bonus for the CEO and 25% of the 1996 bonuses for the other Named Executives until after they retire. The unpaid amounts are in the form of common stock credits on which Dividend Equivalents are paid. These credits, as well as credits from Dividend Equivalents, generally will be paid in common stock. The payout is subject to conditions under the bonus plan.

LONG-TERM COMPENSATION

GENERAL

Today's business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford's performance and the value of Ford's common stock over several years.

In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

The charts on pp. 30 and 31 show the long-term performance of Ford's common stock.

STOCK OPTIONS

Stock options are an important part of Ford's long-term incentive program. The managers who get them gain only when you gain -- when the common stock value goes up.

In 1994, 1995 and 1996, the Named Executives and other employees received ten-year options in amounts similar to prior years. In deciding the size of individual option grants for 1996, the Committee considered the number of options granted to the person in prior years, as well as the total number of options awarded to all employees. A formula approved by you limits the number of options that may be granted to any Named Executive. This limit, which is not a target, is 2.5% of the highest number of shares available in any year for grants under the 1990 Long-Term Incentive Plan. All 1996 stock option grants to the Named Executives were below this limit.

STOCK AWARDS

Common stock awards are based on performance against goals created by the Committee over a period of years. The Named Executives generally cannot sell the stock until 18 months after retirement. This restriction emphasizes the program's long-term nature as well as the tie between executive compensation and stockholder interests.

In 1996, the Committee granted Contingent Stock Rights to Company officers and certain other top executives. These Contingent Stock Rights cover the performance period 1996-1998. Up to 100% of these rights may be awarded in the form of common stock after this period ends. The awards are made if goals relating to the following six items are met:

        - return on equity compared to the top 50 non-oil Fortune 500 companies;

        - selected internal financial measures;

        - product programs;

        - product quality;

        - customer satisfaction; and

        - relationships with employees.

The size of a person's Contingent Stock Right award depends on competitive long-term compensation values determined by the outside consultant, the person's job, and the person's expected role in Ford's long-term performance. In general, the Committee grants less than all the shares covered by the Contingent Stock Right award if one or more of the above goals is only partly met.

During a performance period, persons with Contingent Stock Rights receive Dividend Equivalents in cash or in common stock of the same value, as decided by the Committee. For the 1996-1998 period, the Committee decided to pay Dividend Equivalents in cash on Contingent Stock Rights covering up to 200,000 shares per executive. Dividend Equivalents on Contingent Stock Rights above that level are paid in common stock. That stock cannot be sold for a certain period, and it is subject to conditions under the 1990 Long-Term Incentive Plan.

The Final Awards of common stock in 1996 covered 1991-1995. Using business data, the Committee reviewed Ford's performance during that period against goals for product programs (25%), cost reduction (25%), product quality and customer acceptance worldwide (35%), and relationships with employees (15%). The Committee decided that Ford partly achieved the product program and product quality goals, met the cost reduction goals, mostly met the customer acceptance goals, and met the employee relationships goals. Based on this performance, the Committee decided to award 83% of the shares covered by the Contingent Stock Rights and then make adjustments for individual performance. For the Named Executives, the adjusted awards were 100% of the initial grants. The Final Awards for the period ending in 1996 will be made in mid-1997 after Company performance data are available. These amounts will appear in next year's proxy statement.

RESTRICTED STOCK UNITS

The Committee granted Restricted Stock Units to six executives in 1996. Four of the six -- Messrs. Trotman, Booker, Hagenlocker, and Nasser -- are Named Executives.

A Restricted Stock Unit is worth one share of common stock. Again, this ties the executive's interests to your interests as stockholders. If the executive meets certain goals decided by the Committee, Ford pays the executive cash for each Restricted Stock Unit equal to the then-current value of a share of common stock.

The Committee grants the Restricted Stock Units and decides the goals, the restriction period, and the other terms of each Unit. The Committee also decides the extent to which the goals have been met and the final number of Units to award after the restriction period ends. During the restriction period, the Units cannot be sold or otherwise disposed of, and they are subject to the same conditions that apply to the Contingent Stock Rights.

The grant of Restricted Stock Units depends on the achievement of several major Ford goals:

        - worldwide product excellence;

        - low-cost producer;

        - industry leadership in customer satisfaction;

        - empowered people;

        - nimble through process leadership;

        - industry leadership in corporate citizenship; and

        - worldwide growth.

The Committee also reviews each person's contribution to meeting these goals.

Restricted Stock Units may not be sold until 18 months after retirement and are subject to conditions under the 1990 Long-Term Incentive Plan. Dividend Equivalents are paid in cash until the payout of the Units. The Units have no voting rights.

SELECT RETIREMENT PROGRAM

To speed up the development of future leaders and reduce the number of top manager jobs, the Committee supported making offers under the Select Retirement Program, a voluntary retirement program for certain U.S. management employees, in 1996. In general, the program adds three years of age and contributory service for retirement benefits purposes. To be eligible, employees generally must be at least age 55 with 10 or more years of service credited under Ford's retirement plans. The Committee reviewed and approved Select Retirement Program offers for certain executives. More information on the Program is on p. 33.

CEO COMPENSATION

ANNUAL COMPENSATION

The Committee increased Mr. Trotman's salary from $1.5 to $2 million in 1996. In deciding the increase, the Committee considered Mr. Trotman's job duties as well as the pay practices of the survey companies. It had not increased his salary in 1994 or 1995.

The Committee considered Mr. Trotman's vision and strong leadership in determining his 1996 bonus. It also considered other factors in applying its "negative discretion" permitted under the Internal Revenue Code (section 162(m)). It also considered his job as head of a restructured global company with a wide area of control and broad duties. The Committee and other nonemployee directors of Ford reviewed his 1996 accomplishments, and the Committee considered these combined views. Mr. Trotman's bonus for 1996 was below the formula limit in the bonus plan, partly because of the annuity award described below.

The Committee decided to defer payment of 50% of Mr. Trotman's bonus in the form of credits for common stock, as discussed on pp. 17 and 18. This amount is at risk until after his retirement. The value of the future payout depends on the value of the common stock when the payout occurs after his retirement.

Further, the Committee awarded a conditional annuity under the Supplemental Executive Retirement Plan to Mr. Trotman in lieu of a portion of his 1996 bonus. The annuity provides additional retirement income (see p. 33), and is subject to the plan's conditions. The present value of the annuity is charged against the amount set aside for bonuses under the bonus plan. In deciding the amount of the annuity, the Committee reviewed individual and Company performance as well as the amount of Mr. Trotman's bonus compared to the bonuses of other executives. The Committee also considered the relationship of his bonus to those of other executives in the past. No other annuities were awarded in 1996.

LONG-TERM COMPENSATION

The Final Award of common stock in 1996 for Mr. Trotman was based on Ford's performance from 1991 to 1995, using the method described above under "Long-Term Compensation-Stock Awards." (The amount of the Final Award is shown in column
(h) of the Summary Compensation Table on p. 23, under the heading "LTIP Payouts.") The Committee adjusted the amount based on the factors described above. The Final Award was in shares of common stock that cannot be sold and that generally are subject to restrictions until after his retirement. Thus, the value of the Final Award depends on the future value of Ford's common stock.

The value of the stock options and Contingent Stock Rights granted to Mr. Trotman in 1996 also depends on Ford's future success -- and whether that success is reflected in the value of the common stock. For the Contingent Stock Rights, the value of any Final Award also depends on the level of achievement of goals created by the Committee for 1996-1998.

In applying its "negative discretion" under the Internal Revenue Code in deciding the number of stock options to grant Mr. Trotman (shown in column (b) of the Options/SAR Grants Table on p. 26), the Committee considered the value of his other long-term incentive compensation compared with competitive long-term compensation values. It also considered the complexity and duties of his job. In deciding the number of Restricted Stock Units to grant Mr. Trotman (shown in the Long-Term Incentive Plan Awards Table on p. 28), the Committee also considered the importance of his contribution to the achievement of major Company goals.

Finally, the Committee considered the deductibility of Mr. Trotman's compensation under the tax laws. As discussed above, you approved plan amendments allowing Ford to deduct, for federal income tax purposes, certain parts of Mr. Trotman's compensation (as well as that of other Named Executives) for tax years starting with 1995.

                                         Compensation and Option Committee

                                           Michael D. Dingman, Chairman
                                           Roberto C. Goizueta
                                           Drew Lewis

                       COMPENSATION OF EXECUTIVE OFFICERS

The table below shows the before-tax compensation for the last three years for Alex Trotman, who served as CEO in 1996, and the four next highest paid executive officers at the end of 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                               --------------------------------
                                               Annual Compensation                     Awards             Payouts
---------------------------------------------------------------------------------------------------------------------------------
             (a)               (b)       (c)          (d)           (e)           (f)          (g)          (h)          (i)
                                                                                            Securities
                                                                   Other       Restricted   Underlying
                                                                   Annual        Stock       Options/      LTIP       All Other
                                                                Compensation    Award(s)       SARs       Payouts    Compensation
 Name and Principal Position   Year   Salary($)   Bonus($)(1)       ($)          ($)(2)       (#)(3)      ($)(4)        ($)(5)
---------------------------------------------------------------------------------------------------------------------------------
 Alex Trotman                  1996   1,916,667    2,500,000      502,884       704,429      300,000        --         114,996
   Chairman, President and     1995   1,500,000    3,000,000      384,910       456,444      350,000     1,260,000      90,000
   CEO                         1994   1,500,000    6,000,000      232,950       266,991      350,000     2,382,865      90,000
---------------------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker(6)            1996    650,000       950,000      303,070         --          75,000        --          39,000
   Vice Chairman               1995    603,750     1,100,000      227,141         --          90,000       535,000      36,225
                               1994    600,000     2,200,000      142,546         --          80,000       583,205      36,000
--------------------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker(7)      1996    758,333     1,050,000      347,730        20,332      150,000        --          45,499
   Vice Chairman               1995    704,167     1,250,000      266,741         --         175,000       693,000      42,247
                               1994    675,000     2,500,000      160,773         --         150,000       669,008      40,498
--------------------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser(8)          1996    591,667       950,000      231,196         --          85,000        --          35,500
   Executive Vice President    1995    537,917       850,000      138,469         --         100,000       189,000      32,273
   and President, Ford         1994    477,917     1,500,000       70,958         --         100,000       168,867      30,045
   Automotive Operations
--------------------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple(9)            1996    647,500       950,000      321,700        86,904       75,000        --          38,850
   Executive Vice President;   1995    603,750     1,100,000      273,750        81,795       90,000     1,165,500      36,225
   President, Ford Financial   1994    600,000     2,200,000      200,470        69,778       80,000     1,305,000      36,000
   Services Group; and
   Chairman and CEO, Ford
   Motor Credit Company
--------------------------------------------------------------------------------------------------------------------------------

NOTES

(1)Payment of 50% of the bonus awarded to the CEO and 25% of the bonuses awarded to the other Named Executives for 1996 will be deferred until after they retire or after their employment ends.

(2)Amounts shown as Restricted Stock Awards represent Dividend Equivalents paid in restricted stock under the Long-Term Incentive Plans. Restrictions on this stock generally lapse 18 months after retirement. Holders of restricted stock receive the same cash dividends as other stockholders owning common stock.

Listed below are the total number of shares of restricted stock owned by the Named Executives as of December 31, 1996, including shares reported as "LTIP Payouts" in column (h) of this table and shares of common stock contingently credited under the bonus plan, as well as the market values of these shares (determined by the closing price of common stock on the New York Stock Exchange on December 31, 1996):

                   Named Executive                       Number of Shares    Market Value
                   ---------------                       ----------------    ------------
Alex Trotman.........................................        433,692         $13,986,567
W. Wayne Booker......................................         95,465         $ 3,078,746
Edward E. Hagenlocker................................        123,336         $ 3,977,586
Jacques A. Nasser....................................         29,467         $   950,311
Kenneth Whipple......................................        202,905         $ 6,543,686

The ultimate worth of the restricted stock depends on the value of common stock when the restrictions lapse. Under the Long-Term Incentive Plans generally, the Compensation Committee determines the restriction period for shares included in each Final Award. For each of the Named Executives, restrictions ended on January 1, 1997 on up to 18,000 shares awarded for the 1990-94 performance period. Restrictions are scheduled to end on January 1, 1998 on up to 18,000 of the shares awarded for the 1991-95 performance period.

(3)In general, under the 1985 Stock Option Plan and the 1990 Long-Term Incentive Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(4)These amounts represent Final Awards under the Long-Term Incentive Plans. The Final Awards are in restricted stock and are based on the attainment of performance goals and on individual performance. (See note 2 for more details on restricted stock.) The amounts shown represent Final Awards for performance periods ending in 1995 and 1994. No amount is shown for the performance period ending in 1996 because the awards will not be decided until the middle of 1997. Those amounts will appear in next year's proxy statement.

(5)These amounts are (1) matching contributions by Ford under the Savings and Stock Investment Plan ("SSIP") and (2) the values of certain credits provided to the Named Executives under the Benefit Equalization Plan ("BEP"). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. For

1996, the amounts shown in column (i) as SSIP matching contributions and BEP credits, respectively, are as follows:

                                                              SSIP
                                                            Matching              BEP
                        Person                            Contributions         Credits
                        ------                            -------------         -------
Alex Trotman..........................................      $ 9,000       and   $105,996
W. Wayne Booker.......................................      $ 9,000       and   $ 30,000
Edward E. Hagenlocker.................................      $ 9,000       and   $ 36,499
Jacques A. Nasser.....................................      $ 9,000       and   $ 26,500
Kenneth Whipple.......................................      $ 9,000       and   $ 29,850

(6)All of Mr. Booker's 1994 and 1995 compensation, and 83% of his 1996 compensation, was for his service as Executive Vice President. The rest of his 1996 compensation was for his service as Vice Chairman.

(7)67% of Mr. Hagenlocker's 1994 compensation, all of his 1995 compensation, and 83% of his 1996 compensation was for his service as President of Ford Automotive Operations. The rest of his 1996 compensation was for his service as Vice Chairman. The rest of his 1994 compensation was for his service as Executive Vice President of North American Automotive Operations.

(8)100% of Mr. Nasser's 1994 and 1995 compensation, and 80% of his 1996 compensation, was for his service as Group Vice President, Product Development. The rest of his 1996 compensation was for his service as Executive Vice President and President of Ford Automotive Operations.

(9)100% of Mr. Whipple's compensation for 1994, 1995 and 1996 was for his service as Executive Vice President of Ford and President, Ford Financial Services Group.

                                 STOCK OPTIONS

The 1990 Long-Term Incentive Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock's market price and the options' exercise price, as well as on the grantee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

-------------------------------------------------------------------------------------------------------------------
                                                                                                    Grant Date
                              Individual-Grants                                                      Value(2)
-------------------------------------------------------------------------------------------------------------------
                  (a)                          (b)             (c)           (d)          (e)           (f)
                                                            % of Total
                                            Number of      Options/SARs
                                            Securities      Granted to     Exercise
                                            Underlying      Employees      or Base                   Grant Date
                                           Options/SARs     in Fiscal       Price      Expiration     Present
                 Name                       Granted(#)         Year         ($/Sh)        Date        Value $
-------------------------------------------------------------------------------------------------------------------
 Alex Trotman                                300,000           3.8%        32.6875     3/14/2006     2,079,000
-------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                              75,000           0.9%        32.6875     3/14/2006       519,750
-------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker                       150,000           1.9%        32.6875     3/14/2006     1,039,500
-------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                            85,000           1.1%        32.6875     3/14/2006       589,050
-------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                              75,000           0.9%        32.6875     3/14/2006       519,750
-------------------------------------------------------------------------------------------------------------------

NOTES

(1)The exercise price of the stock options is the average of the high and low selling prices on the New York Stock Exchange on the grant date. Ford did not grant any stock appreciation rights in 1996.

25% of a stock option grant can be exercised one year after the grant date, 50% after two years, 75% after three years, and 100% after four years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the grant of the option.

(2)These values were determined using the Black-Scholes methodology and the assumptions described in Note 11 to Ford's Consolidated Financial Statements contained in Ford's 1996 Annual Report. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee's investment decisions, neither of which can be accurately predicted.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------------
              (a)                          (b)                (c)                   (d)                       (e)
                                                                            Number of Securities             Value
                                                                           Underlying Unexercised       of Unexercised
                                                                           Options/SARs at FY-End    In-the-Money Options/
                                                                                    (#)              SARs at FY-End($)(2)
                                                                           ---------------------------------------------------
                                     Shares Acquired     Value Realized         Exercisable/             Exercisable/
              Name                  on Exercise(#)(1)          $               Unexercisable             Unexercisable
------------------------------------------------------------------------------------------------------------------------------
 Alex Trotman                            103,000           1,323,215              394,500/                 2,541,688/
                                                                                  737,500                    623,438
------------------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                           8,500             178,233              151,500/                 1,475,863/
                                                                                  182,500                    144,363
------------------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker                    58,000             628,748              154,250/                   766,126/
                                                                                  356,250                    271,876
------------------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                          0                  0                  129,000/                 1,053,719/
                                                                                  205,000                    162,188
------------------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                            0                  0                  312,250/                 3,071,508/
                                                                                  182,500                    144,363
------------------------------------------------------------------------------------------------------------------------------

NOTES

(1)This number represents shares of common stock with respect to which stock appreciation rights were exercised for cash. No shares of common stock were acquired in connection with the exercise of these stock appreciation rights.

(2)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock's closing price on the New York Stock Exchange on December 31, 1996) and the exercise prices of the options. "In-the-money" means that the fair market value of the stock is greater than the option's exercise price on the valuation date.

               CONTINGENT STOCK RIGHTS AND RESTRICTED STOCK UNITS

Under the Long-Term Incentive Plans, eligible employees may receive nontransferable Contingent Stock Rights. A Contingent Stock Right is the right to receive, after a specified performance period, a Final Award of up to a specified number of shares of common stock. The number of shares depends on whether the Contingent Stock Right's performance goals are achieved and on the employee's individual performance.

Under the Long-Term Incentive Plan, eligible employees also may receive nontransferable Restricted Stock Units. A Restricted Stock Unit is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash equal in value to one share of common stock. The final number of Restricted Stock Units that can be paid out in cash depends on whether the goals are achieved and on the employee's individual contribution.

The following table shows information on 1996 grants of Contingent Stock Rights and Restricted Stock Units to the Named Executives:

             LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)


--------------------------------------------------------------------------------------------------------------------------
                                                                                             Estimated Future Payouts
                                                                                         under Non-Stock Price-Based Plans
                                                                                   ---------------------------------------
               (a)                        (b)                   (c)                (d)            (e)            (f)
                                                            Performance
                                       Number of              or Other
                                     Shares, Units          Period Until
                                        or Other             Maturation         Threshold      Target(2)       Maximum
              Name                     Rights(#)             or Payout             (#)            (#)            (#)
--------------------------------------------------------------------------------------------------------------------------
 Alex Trotman                      CSRs 150,000               1996-98               0           120,000        150,000
                                   RSUs 60,000             Ret. + 18 mos.           0             n/a           60,000
--------------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                   CSRs 30,000                1996-98               0            24,000         30,000
                                   RSUs 10,000             Ret. + 18 mos.                         n/a           10,000
--------------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker             CSRs 50,000                1996-98               0            40,000         50,000
                                   RSUs 10,000             Ret. + 18 mos.                         n/a           10,000
--------------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                 CSRs 35,000                1996-98               0            28,000         35,000
                                   RSUs 20,000             Ret. + 18 mos.                         n/a           20,000
--------------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                   CSRs 30,000                1996-98               0            24,000         30,000
--------------------------------------------------------------------------------------------------------------------------

NOTES

(1)These entries represent the number of shares specified in Contingent Stock Rights or Restricted Stock Units granted in 1996.

(2)No payout targets were created for the Restricted Stock Units.

CONTINGENT STOCK RIGHTS

The Compensation Committee decides the number of shares to be included in a Final Award by determining how completely certain performance goals were achieved. Usually, Contingent Stock Rights are granted each year. The performance period is ordinarily five years for grants made before 1994 and three years for grants made in 1994 or afterward. For 1996, performance goals for the Contingent Stock Rights reported in column (b) of the table cover the 1996-98 period and include essentially the same performance measures for each of the Named Executives. The performance goals and the mechanics of receiving a Final Award are more fully discussed on pp. 18 and 19.

Dividend Equivalents paid in 1996 to the Named Executives in cash and in restricted stock are reported in columns (e) and (f) of the Summary Compensation Table on p. 23. Final Awards of common stock made to the Named Executives for the 1991-95 performance period are reported in column (h) of the Summary Compensation Table.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the restrictions lapse and on the "earning out conditions." Under these conditions, if an employee quits, retires without Company approval, is released in Ford's best interest, is discharged, or engages in competitive activity after termination, all of the employee's undistributed Final Awards, as well as outstanding Contingent Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee's rights under any award will be forfeited if the Committee determines that the employee acted in a manner inimical to Ford's best interests. After the restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

RESTRICTED STOCK UNITS

The Committee creates the performance goals for the Restricted Stock Units and selects the persons who receive the Units. The 1996 grants, reported in column
(b) of the table on p. 28, depend on the achievement of seven major Company goals described on p. 20. Dividend Equivalents paid to the Named Executives are included in column (e) of the Summary Compensation Table. No Restricted Stock Units were paid out in 1996 to any of the Named Executives.

As with Contingent Stock Rights, the amount ultimately realized under a Restricted Stock Unit depends on the achievement of performance goals, the compliance with certain conditions, and the value of common stock when the restrictions end.

                            STOCK PERFORMANCE GRAPHS

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against Standard & Poor's 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other two principal U.S. auto manufacturers -- Chrysler and General Motors -- as the peer issuers for the graph. We think this approach is more informative since relevant line of business indexes merely combine the three U.S. automakers. A similar performance graph covering a ten-year period shows the relative stock performance in the context of a period that more closely represents a full business cycle in the industry. Both graphs assume an initial investment of $100 and quarterly reinvestment of dividends.

             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN FORD, GENERAL MOTORS, CHRYSLER AND S&P 500 STOCK INDEX

                                 [LINE GRAPH]

         MEASUREMENT PERIOD                  FORD            GENERAL           CHRYSLER          S&P 500
        (FISCAL YEAR COVERED)                                 MOTORS
1991                                                100               100               100               100
1992                                                159               116               280               108
1993                                                246               201               472               118
1994                                                219               157               444               120
1995                                                237               201               519               165
1996                                                277               220               649               201

              COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN
             FORD, GENERAL MOTORS, CHRYSLER AND S&P 500 STOCK INDEX


                                 [LINE GRAPH]

         MEASUREMENT PERIOD                  FORD            GENERAL           CHRYSLER          S&P 500
        (FISCAL YEAR COVERED)                                 MOTORS
1986                                                100               100               100               100
1987                                                139                99                93               105
1988                                                195               144               112               123
1989                                                179               156                87               162
1990                                                118               136                63               157
1991                                                133               120                62               204
1992                                                212               139               173               220
1993                                                328               241               292               242
1994                                                292               188               275               245
1995                                                316               241               321               337
1996                                                370               263               401               412

                                RETIREMENT PLANS

Ford's General Retirement Plan ("GRP") provides a benefit for each year of noncontributory participation, and added benefits for those who make additional contributions. Ford also has two other retirement plans. One is the Supplemental Executive Retirement Plan ("SERP"), under which certain executives, including the Named Executives, may receive (1) an additional annual payment after retirement based on years of credited service and final average base salary, and/or (2) annuities based on Company earnings, the executive's performance, and other factors. The other plan is the Benefit Equalization Plan ("BEP"), under which eligible employees, including the Named Executives, receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 1997. Benefits are shown for various rates of final average base salary and assume that employee contributions were made for the indicated periods. Employees who have completed at least three months of service, effective January 1, 1996, contribute at the rate of 1 1/2% of base salary (3 1/2% of base salary over $1,150 a month before 1989). The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

                          ANNUAL CONTRIBUTORY PENSIONS
                                YEARS OF SERVICE

-----------------------------------------------------------------------------------------------------------
                         Final
                        Average
                      Base Salary    20 Years     25 Years     30 Years     35 Years     40 Years
-----------------------------------------------------------------------------------------------------------
                      $  200,000    $   83,850   $  105,110   $  126,380   $  147,640   $  167,090
-----------------------------------------------------------------------------------------------------------
                         400,000       194,530      243,840      293,160      342,470      387,690
-----------------------------------------------------------------------------------------------------------
                         600,000       305,210      382,570      459,940      537,300      608,290
-----------------------------------------------------------------------------------------------------------
                         800,000       423,890      531,300      638,720      746,130      844,890
-----------------------------------------------------------------------------------------------------------
                       1,000,000       530,570      665,030      799,500      933,960    1,057,490
-----------------------------------------------------------------------------------------------------------
                       1,200,000       637,250      798,760      960,280    1,121,790    1,270,090
-----------------------------------------------------------------------------------------------------------
                       1,400,000       743,930      932,490    1,121,060    1,309,620    1,482,690
-----------------------------------------------------------------------------------------------------------
                       1,600,000       850,610    1,066,220    1,281,840    1,497,450    1,695,290
-----------------------------------------------------------------------------------------------------------
                       1,800,000       957,290    1,199,950    1,442,620    1,685,280    1,907,890
-----------------------------------------------------------------------------------------------------------
                       2,000,000     1,063,970    1,333,680    1,603,400    1,873,110    2,120,490
-----------------------------------------------------------------------------------------------------------

GRP and BEP benefits are computed by averaging the employee's highest five consecutive annual base salaries in the ten years immediately before retirement. SERP benefits generally are computed by averaging the employee's final five year-end annual base salaries immediately before retirement. No annuities were awarded in 1993 or 1994. Mr. Trotman received annuities for 1995 and 1996. Assuming a retirement age of 65 and satisfaction of all conditions, the estimated percentage of total annual retirement benefits to be paid to Mr. Trotman under his annuities is 4%.

As of December 31, 1996, the credited years of service for each of the Named Executives were as follows: Alex Trotman, 41 years; W. Wayne Booker, 38 years; Edward E. Hagenlocker, 32 years; Jacques A. Nasser, 3 years (does not include 26 years of credited service under the Ford Australia retirement plan); and Kenneth Whipple, 38 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford maintains a voluntary retirement program for select U.S. management employees called the Select Retirement Program ("SRP"). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee's monthly benefits under any applicable retirement plans. The SRP calculates average pay on the basis of final pay for three of the five years. SRP benefits also include continuation of health and life insurance on the same terms as other retiring employees, as well as predecision counseling and reemployment assistance. To participate in the SRP, an employee must be selected by management and generally must be at least age 55 and have ten or more years of credited service under the retirement plans.

                         PROPOSALS REQUIRING YOUR VOTE

The following six proposals may be voted on at the meeting. Ford will present the first proposal; we expect the remaining five to be presented by stockholders. In accordance with SEC rules, the proposals are printed exactly as they were submitted.

A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 1.

Spaces are provided in the accompanying proxy form to approve, disapprove, or abstain from each of the proposals.

PROPOSAL 1

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors selects and hires independent public accountants to audit Ford's books of account and other corporate records. The Audit Committee's selection for 1997 must be approved by you.

The Audit Committee selected Coopers & Lybrand L.L.P. to audit Ford's books of account and other corporate records for 1997. This firm has audited Ford's books since 1946 and is well qualified. Representatives of Coopers & Lybrand L.L.P. will be present at the meeting with the opportunity to make a statement and answer questions.

For 1996, Ford paid Coopers & Lybrand L.L.P., $28.1 million for world-wide audit and nonaudit services.

Ford management will present the following resolution to the meeting:

"RESOLVED: That the selection, by the Audit Committee of the Board of Directors, of Coopers & Lybrand L.L.P. as independent public accountants to audit the books of account and other corporate records of the Company for 1997 is ratified."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PROPOSAL 2

ESTABLISHMENT OF TERM LIMITS FOR OUTSIDE DIRECTORS

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., NW, Washington, D.C. 20037, and Highlights and Lowlights, who state that they own 200 shares and two shares, respectively, of common stock, have informed the Company that they plan to present the following proposal at the meeting:

"RESOLVED: That the stockholders of Ford recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

REASONS: The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement. Last year the owners of 64,357,817 shares, representing approximately 4.6% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

This proposal is similar to a proposal included in last year's Proxy Statement that was supported by less than 5% of the votes cast at last year's meeting.

We believe this proposal is not in your interests or those of Ford. Ford's By-Laws state that a director may not be re-elected after age 70 (unless the Board annually waives the limitation for specific persons). This provides an appropriate amount of turnover on the Board. For example, since 1986, ten outside directors have retired from the Board and seven new outside directors have joined the Board.

Ford is a large and complex company that competes in diverse and demanding markets worldwide. It is best served by a balance of continuity of service and the introduction of new members on its Board. Ford's present policy provides that balance. More limitations on Board service would deprive the Company of the experience and knowledge its outside directors have acquired.

We oppose this resolution because term limits curtail the valuable service of directors while providing no benefit to Ford or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

PROPOSAL 3

DISCONTINUANCE OF OPTIONS, RIGHTS, AND STOCK APPRECIATION RIGHTS FOR MANAGEMENT AND THE BOARD OF DIRECTORS

Robert D. Morse of 212 Highland Ave., Moorestown, New Jersey 08057, who states that he owns $1,000 or more of common stock, has informed the Company that he plans to present the following proposal at the meeting:

"PROPOSAL: That the directors of the Company consider the discontinuance of all options, rights, SAR's, etc. after termination of existing agreements with senior management and directors. This does not include programs for other employees of the Company.

REASONS: These increased benefits have failed to produce the claim that it adds to shareholder value and retains qualified personnel, simply because another firm can offer higher benefits. These programs reduce your equity at every redemption, increase administration costs of record keeping, and proxy space; as much as 29 pages were used by one company on these programs of self-benefits. Officers and directors are compensated enough to buy on the open market, just as you and I, if they are so inclined. Please vote YES and vote NO on nominees until they stop this practice. There were 60 million votes cast FOR in 1996, representing a good many shareholders.

If officers filled out a daily work-sheet, what would the output show? Thank you!"

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

This proposal is similar to the proposal included in last year's Proxy Statement that was supported by less than 5% of the votes cast at last year's meeting.

The use of stock-based awards allows Ford to convert part of the cash compensation that otherwise would be immediately payable, for example, as salary, into compensation that is valuable only if Ford is successful. This approach links the interests of the executives with your interests because all benefit from increases in the value of common stock.

Stock-based awards are an integral part of Ford's compensation program (see the Compensation and Option Committee Report on Executive Compensation, pp. 16-22.) These awards assure that the overall compensation of senior executives remains competitive. More importantly, stock-based awards link executive compensation directly with the Company's long-term performance. Common stock awards under the Long-Term Incentive Plan generally cannot be sold until eighteen months after retirement. In addition, stock options cannot be exercised in full until four years following the grant. These restrictions emphasize long-term performance and link executive compensation with your interests as stockholders.

We oppose the proposal because Ford and its stockholders are best served by a compensation program that includes a stock component whose value is directly tied to the value of Ford's common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

PROPOSAL 4

SALARY INCREASES AND STOCK OPTION GRANTS IN THE EVENT THE DIVIDEND IS CUT

Edward S. George of 89 Corning Hill, Glenmont, New York 12077, who states that he owns of 9,000 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

"Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it

RESOLVED: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut.

The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it.

The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche belongs with the one 'The check is in the mail', the New York State Legislature and certain elected officials to justify an increase in their salaries, and 'I'm from the government and I'm here to help.' "

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

This proposal is similar to the proposal included in last year's Proxy Statement that was supported by less than 6% of the votes cast at last year's meeting.

The proposal seeks to limit unduly the Board's discretion on executive compensation by barring salary increases and option grants to senior executives if the dividend is reduced. We believe that the proposal is not in your or Ford's best interests.

We note that since the first quarter of 1994, the common stock dividend was increased five times, representing a cumulative increase of 92.5%. At year-end 1996, the dividend yield on Ford's common stock was the highest of any major U.S. auto company.

The Compensation and Option Committee Report on Executive Compensation (pp. 16-22) describes the factors considered in deciding executive compensation. Compensation is based on Ford's performance over a wide range of factors (including product quality, customer satisfaction, affordable products and profitability). Compensation must be competitive in order to attract and retain high quality executives.

The proposal would make the dividend the controlling factor in deciding executive compensation. This could be counterproductive, particularly in a cyclical industry, in periods when earnings do not justify a particular dividend level. During such periods, it is appropriate and desirable to provide incentives to management to improve performance. As shareholders, you share in the benefits of management's efforts.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

PROPOSAL 5

PROPOSED REVIEW OF EXECUTIVE COMPENSATION

A number of stockholders have informed the Company that they plan to present the following proposal at the meeting. The names, addresses and information on the number of shares owned by them will be provided upon request.

"WHEREAS: We believe financial, social and environmental criteria should all be taken into account in setting compensation packages for corporate officers. Public scrutiny of executive compensation is intensifying, with serious concerns being expressed about the widening chasm between salaries of top corporate officers, U.S. employees and workers in low wage countries. Concerns include:

        - In 1995, Pearl Meyer and Partners reported that CEO compensation packages at large corporations increased 23%, to an average of $4.37 million. That is $2,100 an hour, or 183 times the average U.S. worker's 1995 hourly earnings according to the Council on International and Public Affairs.

        - As CEO salaries soared in 1995, U.S. private sector worker pay and benefits inched up just 2.8%, the lowest increase since the Department of Labor created the employment cost index in 1980.

        - Executives of companies with Mexican operations often make several thousand times the pay of their Mexican employees. For example, Allied Signal's CEO, Lawrence Bossidy's compensation package of $8.4 million in 1995 was more than the company's total annual Mexican payroll of $7.8 million for approximately 3,800 workers. In 1994, Mr. Alex Trotman made 2,003 times the estimated annual pay of an average Ford employee in Mexico.

        - Our company's Chairman, President and Chief Executive Officer received a total compensation package of $5,781,354 in 1995, or $111,180 per week. Mexican maquiladora workers have seen their purchasing power drop dramatically. In January 1996, a Ford maquiladora worker in Nuevo Laredo received a weekly salary of 280.46 pesos ($37.20), plus 97.50 pesos worth of food coupons. This salary does not even provide purchasing power sufficient for workers to meet their families' immediate needs.

        - Our company needs to address the implications of paying high executive salaries and marginal survival wages to workers in developing nations. The situation in Mexico is illustrative of conditions at other Ford plants benefiting from cheap labor. Consequences of paying widely divergent compensation levels might include decreased worker commitment, poor labor-management relations, and harm to Ford's public image. We believe our company should adopt a policy of paying a sustainable wage, providing enough purchasing power for workers to support themselves and their families. Bristol-Myers Squibb and Proctor & Gamble have established a living wage policy for their global operations.

RESOLVED: Shareholders request the Board institute a special Executive Compensation Review, and prepare a report available to shareholders by October 1997 summarizing the results and recommended changes. The review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for all top officers.

The review will include:

1. Ways to link our company's executive compensation more closely to financial, social and environmental performance with proposed criteria.

2. Comparison of compensation packages for company officers with the lowest and average wages for company employees in the U.S. and with three low wage countries, including Mexico.

3. Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

This proposal has aspects substantially similar to earlier proposals that dealt with working conditions in low wage countries, such as Mexico. There are two issues raised by this proposal and we believe Ford's current approach to both is in the best interests of its stockholders. Also, in our view, the proposal would not produce any significant change in policy or practice or otherwise benefit the Company or its stockholders.

Executive Compensation.

We believe the compensation paid to senior executives is appropriate and competitive.

The Compensation and Option Committee Report on Executive Compensation (pp. 16-22) describes the factors it considered in deciding executive compensation. Compensation at Ford is based on Company performance over a wide range of criteria, including certain of the criteria proposed by the proponents.

In addition, compensation packages for Company officers are reviewed regularly and compared to compensation packages of officers at companies comparable to Ford to ensure the Company is not paying "excessive" compensation. Also, compensation packages must be competitive in order to attract and retain high quality executives. The Committee decided, and still believes, that placing a cap on compensation packages could prevent the Company from attracting and retaining high quality executives.

We do not believe a further study, as requested by the proponents, would produce any significantly different information or results, and would be costly and burdensome to undertake.

Compensation Paid in Developing Countries.

Ford needs to be competitive with other global companies in the world market. That said, Ford recognizes that it must also be a responsible international citizen. We believe our policies as they relate to employment matters in the countries where the Company does business adequately protect and properly provide for employees at all Ford locations throughout the world. While it is not practical to list all such policies and related practices, a few examples that address matters raised by the proposal are worth noting:

     - Ford policy requires that all of its facilities comply with applicable laws, including laws dealing with worker health, safety, welfare, wages and benefits and the environment.

     - Ford provides wages and benefits that are fully competitive with and often exceed compensation paid in the local labor market.

     - Ford recognizes the right of workers to organize, to bargain collectively and to join labor organizations.

     - Working conditions at Ford facilities meet or exceed local law requirements.

     - Ford has extensive employee training programs at Company locations. Training is offered on a non-discriminatory basis.

     - Ford does not employ child labor (even where local law might otherwise permit it). It also does not employ prison or forced labor.

For these reasons, we believe that the proposal is not in the best interests of Ford or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

PROPOSAL 6

INDEPENDENT DIRECTORS

John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Ray T. Chevedden and Veronica G. Chevedden, who own $1,000 or more of common stock, has informed the Company that he plans to present the following proposal at the meeting:

"RESOLVED:

     The Ford Directors and Management take all enabling action to require all outside Ford Directors to be independent.

     "All enabling action" includes amending the By-Laws on the day of the 1997 shareholder meeting.

REASON:

     Directors formulate corporate policies and monitor management in implementing those policies. Due to the critical importance of this function, it is in the best interest of all stockholders, that outside Directors be independent.

     Ford issues that demonstrate the need for Management overview by independent Directors include:

1400 Fords catch fire. Ford said nothing is wrong.

        USA Today                  April 18, 1996

Ford finally recalled 8.7 Million Fords to replace fire-prone ignition-switches. Ford waited too long to fix the problem.

        USA Today Editorial        April 29, 1996 (11 days later)

As money flows in from Ford's lending empire, lawsuits proliferate, charging Ford with cheating disadvantaged borrowers. Charges include fraud, forgery and trickery. Verdicts and settlements exceed $40 million for over 10,000 Ford customers.

        The Nation                 May 20, 1996

     Based on CalPERS and the Florida Retirement System Trust Fund criteria (Two major public pension funds that seek to increase stock values), Independent Directors are:

        - Not employed by Ford or an affiliate, as an executive, within the last 5 years.

        - Are not and were not employed by Ford as paid advisors or consultants. For instance, as lawyers, accountants or professional service providers.

        - Are not employed by a customer, supplier or professional services vendor to Ford.

        - Have no personal services contracts with Ford.

        - Are not employed by a foundation or university that receives grants or endowments from Ford or the Ford Foundation.

        - Are not a relative of Ford management.

        - Are not an Officer or Director of another company, where the Ford Chairman or CEO is also a Director.

     Another factor impacting Director independence is the need for relevant automotive experience as highlighted in the media:

Board members contribute only when they know the business. The Ford Board is not much better than GM. One expert figures that 2 GM Directors out of 12 outside GM Directors are qualified to be GM Directors. Non-employee Directors must oversee management. They don't have to be car enthusiasts, but they must understand manufacturing and marketing.

        Automotive News            May 23, 1994

Automotive News Cartoon:

     One voice from auto-maker Boardroom -- "Henceforth, Board members will be required to know something about the auto industry."

     Response from 10 Board members: "GASP!"

     Also affecting Director independence is their burden of time-consuming obligations -- as Directors for a list of other companies.

     For instance, Ford Director Roberto C. Goizueta is not only Coca-Cola Chairman and CEO, but Mr. Goizueta also has a substantial additional workload as Director for 5 other companies, and no automotive experience.

- MARK YOUR PROXY "YES" FOR INDEPENDENT DIRECTORS.

- Vote "yes" for effective Board oversight to ensure Ford's long-term stock-price increase and growth."
                               ------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

We believe that adoption of this proposal is contrary to the interests of Ford and you. This proposal is unduly restrictive and would deprive Ford of the services of highly qualified directors.

Ford is a large and complex company. Its directors come from a wide array of industries, companies and educational and other institutions, and have a broad range of experience and knowledge. Ford has been well served by its present policy on board membership, which selects nominees for election based on criteria, including overall business experience and specific expertise, and giving due consideration of any relationships with the Company. Any material relationships between Ford and any director are disclosed under SEC rules. (See p. 15 of this Proxy Statement.)

We note that there are only two Ford employees on the Board of Directors. Adoption of this proposal would unduly restrict the candidates available for service on the Board. It also would exclude from consideration candidates who have sound judgment, extensive experience, and a thorough knowledge of the operations of the Company. We believe that Ford's current policies regarding the independence of directors is appropriate.

For these reasons, we believe that the proposal is unnecessary and not in the best interests of Ford or you.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

                         STOCKHOLDER PROPOSALS FOR 1998

Any stockholder proposal intended for inclusion in the proxy material for the 1998 annual meeting must be received no later than December 8, 1997.

                        ANNUAL REPORT AND OTHER MATTERS

Ford's 1996 Annual Report, including consolidated financial statements, was recently mailed to you. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at Cleary International Centre, 201 Riverside Drive West, Windsor, Ontario, Canada, for ten days prior to the meeting.

                            EXPENSES OF SOLICITATION

The cost of soliciting proxies in the accompanying form will be paid by Ford. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

                                         By Order of the Board of Directors,

                                     /s/ JOHN M. RINTAMAKI
                                         John M. Rintamaki
                                         Secretary

April 7, 1997

                        HOW TO ATTEND THE ANNUAL MEETING

STOCKHOLDERS OF RECORD

When you complete your proxy, if you plan to attend the annual meeting, please check the box to let us know. If you check the box on the proxy card indicating that you plan to attend, we'll mail you a ticket that will admit the named stockholder(s) and one guest. If your ticket does not arrive in time, we can issue you a ticket at the door.

"STREET NAME" HOLDERS

Since most brokers don't participate in our advance ticket plan, tell your broker you're planning to attend the meeting and would like a "legal proxy." Then simply bring that form to the meeting, and we'll give you a ticket at the door. If you can't get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your most recent brokerage account statement showing that you own Ford stock.

                     DIRECTIONS TO THE ANNUAL MEETING SITE

The meeting is being held at Cleary International Centre, 201 Riverside Drive West, Windsor, Ontario, Canada, Phone: (519) 252-8311. The Centre is located on Riverside Drive between Ferry and Church Streets (see map below). Ample parking is available in the Centre's garage on Pitt Street or in the parking lots across the street along the Detroit River. The doors to the exhibits will open at 8:30 a.m., and the meeting will begin promptly at 10:00 a.m., eastern daylight savings time.

If you are a citizen or legal resident of the U.S., you do not need a passport or visa to enter Canada. However, to assist you with entry to Canada and return to the U.S., you must carry identification papers such as birth, baptismal, or naturalization certificate, or voter registration or alien registration ("green") card. If you have questions about bringing items (such as cameras, medical appliances, etc.) into Canada, you may contact Canada Customs at (519) 973-8522.

                                     [MAP]

                                                 NOTICE OF
                                                 1997
                                                 ANNUAL MEETING
                                                 OF STOCKHOLDERS
                                                 AND
                                                 PROXY STATEMENT

 RECYCLED LOGO        SOY INK LOGO

This Proxy Statement is printed
entirely on recycled and recyclable
paper. Soy ink, rather than
petroleum-based ink, is used.                         FORD LOGO

PROXY

                                 [FORD LOGO]

                               FORD MOTOR COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints JOHN M. DEVINE AND JOHN M. RINTAMAKI, or either of them, proxies with power of substitution, to vote all the shares of Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Ford Motor Company's Annual Meeting of Stockholders to be held at the Cleary International Centre, 201 Riverside Drive West, Windsor, Ontario, Canada, at 10:00 a.m., eastern daylight savings time, on May 8, 1997, and any adjournments thereof.

     THE PROXIES SHALL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXIES SHALL VOTE THE SHARES (A) "FOR" THE ELECTION AS DIRECTORS OF ALL THE NOMINEES NAMED IN THE PROXY STATEMENT AND LISTED BELOW OR ANY OTHER PERSON SELECTED BY THE BOARD OF DIRECTORS IN SUBSTITUTION FOR ANY OF THE NOMINEES AND (B) "FOR" PROPOSAL 1 AND "AGAINST" PROPOSALS 2, 3, 4, 5, AND 6, EACH OF WHICH IS SET FORTH IN THE PROXY STATEMENT.
                           _______________________

Election of Directors, Nominees: Michael D. Dingman; Edsel B. Ford II; William Clay Ford; William Clay Ford, Jr.; Roberto C. Goizueta; Irvine O. Hockaday, Jr.; Marie-Josee Kravis; Ellen R. Marram; Homer A. Neal; Carl E. Reichardt; John L. Thornton and Alex Trotman.

____________________________________________________________________
ADDRESS CHANGE: PLEASE NOTE CHANGE HERE AND MARK BOX ON REVERSE SIDE


                                                                                        (Continued and to be signed on reverse side)
____________________________________________________________________


       PLEASE MARK YOUR
/X/    VOTES AS IN THIS
       EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL MANAGEMENT         THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        NOMINEES AND FOR PROPOSAL 1.                                  AGAINST PROPOSALS 2, 3, 4, 5, AND 6.

               FOR  WITHHELD                           FOR  AGAINST  ABSTAIN                                  FOR  AGAINST  ABSTAIN
Election of    / /    / /    Proposal 1--Ratification  / /    / /      / /    Proposal 2--Relating to Term    / /    / /      / /
Directors                    of Selection of                                  Limits for Outside Directors
(see reverse)                Independent Public
                             Accountants                                      Proposal 3--Relating to
                                                                              Discontinuance of Stock Options / /    / /      / /
For, except vote withheld                                                     and Stock Appreciation Rights
from the following           Request                   YES             NO
nominee(s):                  Annual Meeting            / /            / /     Proposal 4--Relating to Salary
________________________     Ticket                                           Increases and Stock Options in  / /    / /      / /
                                                                              the Event the Dividend is Cut

                                                                              Proposal 5--Relating to a
                                                                              Proposed Review of Executive    / /    / /      / /
                                                                              Compensation

                                                                              Proposal 6--Relating to         / /    / /      / /
                                                                              Independent Directors

                                                                            Address / /         Discontinue Annual Report     / /
                                                                            Change              mailing for this account
SIGNATURE(S) ______________________________________  DATE _______________

        NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD
        EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
        OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.